Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:
John Robertson
Investor Relations, (210) 283-2687

Media:
Tara Payne
Public Relations, (210) 283-2676

Tesoro Announces COO Bill Van Kleef Has Resigned and
Bill Finnerty Will Assume His Responsibilities

SAN ANTONIO — January 17, 2005- Tesoro Petroleum Corporation (NYSE:TSO) announced today that Chief Operating Officer (COO) Bill Van Kleef is resigning from Tesoro and Bill Finnerty, currently Senior Vice President of Supply and Distribution will replace him as Executive Vice President of Operations.

“I am deeply saddened by Bill’s departure from Tesoro,” said Bruce Smith, Tesoro’s Chairman, President and Chief Executive Officer. “Bill has made enormous contributions to Tesoro’s financial strength, long-term growth and profitability. He will be greatly missed.”

Bill Van Kleef joined Tesoro as Vice President and Treasurer in 1993. He was elected Senior Vice President and Chief Financial Officer in September 1995 and Executive Vice President in September 1996. In July 1998, Bill was promoted to the role of COO.

Finnerty joined Tesoro in 2003 as Vice President of Crude Oil and Logistics and in early 2004 was promoted to Senior Vice President of Supply and Distribution. Prior to working for Tesoro, Finnerty served as Vice President of Trading, North America Crude for ChevronTexaco, Senior Vice President of Equiva Trading Company and Senior Vice President Texaco Trading and Transportation.

He earned his bachelor’s of science degree in Marine Transportation from State University Maritime College in New York.

“Bill Finnerty is an extremely talented executive with over 25 years of industry experience,” said Smith. I believe that he will play a pivotal role in capitalizing on Tesoro’s unique assets, enhancing collaboration and innovation among our regions and ensuring we achieve our business and broader strategic goals.”

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Tesoro’s COO Resigns

The company also announced that Everett Lewis, currently Senior Vice President of Strategic Planning has been promoted to Executive Vice President.

Lewis has over 30 years’ refining and marketing experience including 10 years with Chevron USA. His background includes various assignments in the industry, including refinery management, supply and trading, and business development. In addition to his most recent position at Tesoro, he served as Senior Vice President, Planning and Risk Management from 2001 to 2003. He also served as Senior Vice President of Strategic Projects from 1999 to 2001.

Lewis graduated with a bachelor’s degree in chemical engineering from Iowa State University and received his master’s degree in business administration from the University of Hawaii.

“I look forward to working more closely with Bill and Everett and to the positive effect their contributions will have on our organization,” said Smith. “These appointments not only signal the depth of our leadership ranks, but also provide an opportunity for others to work with the challenges of taking Tesoro to the next level of success.”

Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the Western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes over 500 branded retail stations, of which more than 200 are company operated under the Tesoro® and Mirastar® brands.

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